Exhibit 99.1

LivePerson Announces Agreement with Starboard Value

NEW YORK, July 21, 2022 – LivePerson, Inc. (NASDAQ: LPSN) (“LivePerson” or the “Company”), a global leader in Conversational AI, today announced that it has entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates (together, “Starboard”).

As part of the Agreement, the LivePerson Board of Directors (the “Board”) will appoint new independent directors pursuant to a cooperative selection process, with one nominee to be identified by Starboard and the other to be identified by LivePerson.

In addition, current director Peter Block will retire from the Board at the time of the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”) and pursuant to the Agreement, the vacancy created by Block’s departure is expected to be filled by an additional independent director pursuant to a cooperative selection process under the Agreement, after which the Board will be composed of nine members, eight of whom are independent and more than 50% of whom have joined the Board in the past six years.

Current director Jill Layfield has been appointed to the newly created role of Lead Independent Director. Layfield has been a strong voice on the Board and is an experienced operational leader with deep expertise in consumer-facing online, offline and social commerce, digital marketing and digital product. She is known for making high-quality customer care a key strategic differentiator and has a strong track record of using technology to transform customer experience.

“For more than 25 years, we have maintained our industry leadership in a constantly evolving market through purposeful innovation,” said Rob LoCascio, Founder, Chairman and CEO of LivePerson. “As our company continues to evolve, adding new Board members whose skill sets complement those of our current Board aligns with our ethos of continually evolving the business to deliver value to our shareholders, clients and employees.”

LoCascio continued “We are pleased to have reached this constructive outcome with Starboard, which we believe is in the best interests of our shareholders. We look forward to welcoming new directors to our Board to support our long term strategy, continued market leadership and execution on our plans to deliver profitable growth and enhanced value for all shareholders.”

LoCascio concluded, “On behalf of the Board, management and employees, I’d like to express our deep gratitude to Peter Block for his dedication and profound contributions to our Company. As a renowned expert in organizational development, Peter has worked with prominent organizations around the world, and we have been very fortunate to leverage and benefit from his vast expertise in building our inclusive culture, core values and highly engaged workforce. I know that we’ll continue to build on and benefit from Peter’s wisdom and insights in the future.”

Peter Feld, Managing Member of Starboard, added, “We invested in LivePerson because we believe it has market leading products that are well positioned to succeed as customer support organizations continue to evolve. We see significant opportunity for value creation, enhanced growth and margin expansion.”

Feld continued, “We appreciate the Board working with us to reach this agreement and we look forward to working cooperatively to identify and appoint new directors to the Board.”

Jill Layfield, the newly appointed Lead Independent Director said, “I look forward to continuing to work closely with my fellow directors, and welcoming the incoming new directors, as the Board actively engages with shareholders and oversees LivePerson’s strategy and its implementation.”

Starboard has agreed to withdraw its director nominations previously submitted to the Company and vote all of its shares in favor of LivePerson’s nominees at the Annual Meeting and has entered into other customary standstill and voting commitments. The full Agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K.

The Board will present its recommendations regarding director nominees for election at the Annual Meeting in the Company's definitive proxy statement and other relevant documents to be filed with the SEC. The date of the Annual Meeting is expected to be August 4, 2022.

Additional information on LivePerson’s Board of Directors, including videos of each of the directors highlighting their qualifications and Board roles and responsibilities, is available at ir.liveperson.com/corporate-governance/board-of-directors.

About LivePerson

LivePerson (NASDAQ:LPSN) is a leading Conversational AI company creating digital experiences that are Curiously Human. Every person is unique, and our technology makes it possible for companies to treat their audiences that way at scale. Our customers, including leading brands like HSBC, Orange, and GM Financial, can now meet consumers where they are across social media, messaging, email, voice, and more. Nearly a billion conversational interactions are powered by our Conversational Cloud each month. Out of that comes a uniquely rich data set for AI for brands to build connections that are anything but artificial. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our Conversational AI, please visit liveperson.com.

Forward-Looking Statements

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, the factors described in the Risk Factors section of the Company’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022, as amended by the Form 10-K/A filed on May 2, 2022, and as from time to time updated in LivePerson’s Quarterly Reports on Form 10-Q. The list of Risk Factors is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.

Important Additional Information

LivePerson intends to file a proxy statement and proxy card with the SEC in connection with the solicitation of proxies for LivePerson’s 2022 Annual Meeting of Stockholders (the "Proxy Statement" and such meeting the "2022 Annual Meeting"). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF LIVEPERSON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will also be able to obtain a copy of the definitive Proxy Statement and other documents filed by LivePerson free of charge from the SEC's website, www.sec.gov. LivePerson’s stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents from the Company's website, https://ir.liveperson.com.

LivePerson, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2022 Annual Meeting. Information regarding the names of LivePerson’s directors and executive officers and their respective interests in LivePerson by security holdings or otherwise is set forth in LivePerson’s amended Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022, as amended by the Form 10-K/A filed on May 2, 2022 (the "Amended Annual Report"). To the extent holdings of such participants in LivePerson’s securities have changed since the amounts described in the Amended Annual Report, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in the Amended Annual Report. Details concerning the nominees of LivePerson’s Board of Directors for election at the 2022 Annual Meeting will be included in the Proxy Statement.

Contacts

Investors: ir-lp@liveperson.com

Media: Mike Tague, mtague@liveperson.com